Exhibit 99.1


               Arrow Announces Redemption of All Outstanding Zero
                  Coupon Convertible Senior Debentures Due 2021


     MELVILLE, N.Y.--(BUSINESS WIRE)--Jan. 9, 2006--Arrow Electronics, Inc. (NYSE: ARW) announced today that it will redeem all of its outstanding Zero Coupon Convertible Senior Debentures Due 2021 (CUSIP No. 042735 AY6) (the "Debentures") on February 21, 2006 at a redemption price in cash equal to $552.08 per $1,000 principal amount at maturity of the Debentures, or approximately $156.3 million. Arrow will utilize a portion of its cash and short-term investments on-hand to fund the redemption. The original issue discount on the outstanding Debentures will cease to accrue on and after February 21, 2006.
     The Debentures may be converted into common stock, par value $1.00 per share, of Arrow, at any time until February 14, 2006. Today's applicable conversion rate is 11.972 shares of our common stock per $1,000 principal amount at maturity of Debentures.
     The details concerning the material terms and conditions relating to the redemption and conversion are fully described in a Notice of Redemption that will be mailed to record holders of the Debentures today. Questions regarding the redemption may be directed to The Bank of New York at 800-548-5075.

     Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 200 locations in 53 countries and territories.

     Safe Harbor

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.


     CONTACT: Arrow Electronics, Inc.
              Ira M. Birns, 631-847-1657
              Vice President & Treasurer
              or
              Paul J. Reilly, 631-847-1872
              Senior Vice President & Chief Financial Officer or
              Media Contact:
              Jacqueline F. Strayer, 631-847-2101
              Vice President, Corporate Communications